GENERAL SECURITY AGREEMENT

PTL Acquisition Corp. (the “Debtor”) mortgages and charges in favour of Albion Services Ltd., The Tsang Family Trust, Century Electronics, Anthony Lee, Paul Heathcote, David McAlpine and Marylin Lee (the “Secured Party”), and grants to the Secured Party a security interest in, all of the Debtor’s present and after-acquired personal property, including all inventory, equipment and fixtures, all contracts, accounts and other intangibles, and all securities, instruments, chattel paper, money and documents of title, and also all of the Debtor’s present and after-acquired real property and other assets and undertaking, (collectively, the “Charged Property”) to secure payment and performance of all present and future debts, liabilities and other obligations of the Debtor to the Secured Party (collectively, the “Secured Obligations”).

The Debtor will not sell, lease or otherwise dispose of any Charged Property except that, until default, the Debtor may deal with inventory, accounts and money in the ordinary course of business. The Debtor will not allow any Charged Property to be situate outside of British Columbia. The Debtor will not allow the Debtor’s chief executive office, main place of business or principal residence to be located outside of British Columbia, nor will the Debtor change its name or have any other form of name (except upon 10 days’ prior written notice to the Secured Party).

The Debtor will be in default under this agreement if default is made in payment or performance of any of the Secured Obligations, or if there is a default under any document evidencing any of the Secured Obligations, or if the Secured Party in good faith believes that the prospect of payment or performance of any of the Secured Obligations is or is about to be impaired or that any of the Charged Property is or is about to be placed in jeopardy.

Upon a default hereunder, the Secured Party will have all the rights and remedies of a secured party under the British Columbia Personal Property Security Act and of a mortgagee at law or in equity and, in addition, will be entitled to declare payment and performance of all of the Secured Obligations to be immediately due, and will be entitled to appoint any legal person as receiver or receiver and manager (a “Receiver”) of all or any part of the Charged Property. Any Receiver so appointed will have all the rights and remedies of the Secured Party (except the right to appoint a Receiver). Without limiting the rights and remedies referred to above, the Secured Party and any Receiver may, after default, use any or all of the Charged Property in the manner and to the extent it considers commercially reasonable, and may sell, lease or otherwise dispose of the same either for cash or in any manner involving deferred payment. Neither the Secured Party nor any Receiver will be obligated to take any necessary or other steps to preserve rights against others with respect to any securities, instruments or chattel paper now or hereafter in its possession.

The Debtor acknowledges receipt of a copy of this agreement and waives its right to receive copies of all financing statements, financing change statements and verification statements that may be filed or issued with respect to the security interests created hereby.

Dated: _____________________, 2006	PTL ACQUISITION CORP.

Per:
Authorized Signatory